Exhibit 8.1

List of Subsidiaries

of

Mecox Lane Limited

(the “Registrant”)

Beneficially Owned Subsidiaries

Name of Company		Jurisdiction of Incorporation	Percentage of Attributable Equity Interests
1.	eMecoxLane Co., Ltd.	Cayman Islands	100%
2.	Rampage China Limited	Cayman Islands	80%
3.	Mexi-Care Limited	Cayman Islands	100%
4.	Mixblu Limited	Cayman Islands	100%
5.	Rampage China (Hong Kong) Limited	Hong Kong	80%
6.	Mecox Lane (Hong Kong) Limited	Hong Kong	100%
7.	eMecoxLane (Hong Kong) Co., Limited	Hong Kong	100%
8.	Mexi-Care Holdings (Hong Kong)Limited	Hong Kong	100%
9.	Mixblu (Hong Kong) Co., Ltd,	Hong Kong	100%
10.	Shanghai Mecox Lane International Mailorder Co., Ltd. (PRC)	PRC	100%
11.	Mai Wang Information Technology (Shanghai) Co., Ltd. (PRC)	PRC	100%
12.	Mai Wang Trading (Shanghai) Co., Ltd.	PRC	100%
13.	Rampage Trading (Shanghai) Co., Ltd.	PRC	80%
14.	Mecox Lane Technology (China) Co., Limited	PRC	100%
15	Mecox Lane E-Commerce (Shanghai) Co., Ltd.	PRC	100%
16	Mexi-care E-commerce Co., Ltd.	PRC	100%
17	Mixblu Trading (Shanghai) Co., Ltd.	PRC	100%

Affiliated Entities Consolidated in the Registrant’s Financial Statement

Name of Company		Jurisdiction of Incorporation
1.	Shanghai Rampage Shopping Co., Ltd.	PRC
2.	Shanghai Mecox Lane Shopping Co., Ltd.	PRC
3.	Chengdu Mecox Lane Trade Co., Ltd.	PRC
4.	Beijing Mecox Lane Shopping Co., Ltd.	PRC
5.	Dalian Mecox Lane Shopping Co., Ltd.	PRC
6.	Chongqing Mecox Lane Shopping Co., Ltd.	PRC
7.	Jinan Mecox Lane Shopping Co., Ltd.	PRC
8.	Wuxi Mecox Lane Shopping Co., Ltd.	PRC
9.	Wuhan Mecox Lane Trade Co., Ltd.	PRC
10.	Shenzhen Mecox Lane Shopping Co., Ltd.	PRC
11.	Shenyang Mecox Lane Shopping Co., Ltd.	PRC
12.	Fuzhou Mecox Lane Shopping Co., Ltd.	PRC